Exhibit 99.2

Contact:
Jennifer Flachman
Director of Investor Relations
AMERCO
(602) 263-6601
Flachman@amerco.com

AMERCO REPORTS FISCAL 2006 FINANCIAL RESULTS

Reno, Nev (June 12, 2006) AMERCO (Nasdaq: UHAL), parent of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, today reported that net earnings available to common shareholders for the year ended March 31, 2006 were $108.2 million, or $5.19 per share, compared with net earnings of $76.5 million, or $3.68 per share for the same period last year. Included in the fiscal 2006 results is a nonrecurring after-tax charge of $1.08 per share associated with the Company’s first quarter refinancing. The fiscal 2005 results included nonrecurring, after-tax litigation settlement proceeds of $1.56 per share. Taking into account the refinancing costs and litigation settlement proceeds, adjusted earnings per share was $6.27 for fiscal 2006 compared with $2.12 for fiscal 2005.

For the quarter ending March 31, 2006, net loss available to common shareholders was $1.4 million, or $0.07 per share, compared with a net loss of $32.8 million, or $1.57 per share for the same period last year.

According to Joe Shoen, chairman of AMERCO, “We continue to invest strongly in our truck rental fleet to further strengthen our ’do-it-yourself’ moving and storage business. Over the past twelve months, we have placed over 15,600 rental trucks and 3,000 rental trailers into service to support the moving needs of our customers. This investment is expected to reduce current spending on truck-maintenance costs.”

Highlights of Full-Year and Fourth-Quarter 2006 Results
•	Gross revenues from the moving and storage business increased $108.8 million or 6.1% for the full year of fiscal 2006 compared to fiscal 2005.
•
Over the past year we have placed over 15,600 rental trucks in service along with 3,000 new trailers. The rotation of the fleet has resulted in positive earnings implications through the reduction of repair and maintenance costs.

•	Self-storage occupancy rates at Company owned and managed locations have increased from approximately 81% in fiscal 2005 to 86 % in fiscal 2006.
•
Retail sales increases have increased for the full year and the quarter as customer demand for our propane, towing accessories and moving support items continues to grow. The Company remains the single largest retail provider of propane and towing accessories in the United States.

•
In June 2005 the Company refinanced its debt. The new structure reduced borrowing costs and provides the Company with the capital necessary for continued investment and sustainable growth. The structure of the new loan facilities provide increased flexibility to the Company to manage its operations and finances.

•
The insurance companies operating earnings have improved from $12.7 million in losses in fiscal 2005 to $15.1 million in earnings for fiscal 2006. For the fourth quarter of fiscal 2006, operating earnings improved to $4.0 million from a loss of $6.7 million in the fourth quarter of fiscal 2005.

Fiscal 2007 Outlook
We have had many developments which we believe will positively affect performance in fiscal 2007 and beyond. We believe the momentum in our moving and storage operations will continue. The addition of new rental equipment is being well received in our marketplace.

In fiscal 2007 we are working toward increasing transaction volume and utilization for self-moving equipment rentals. Investing in our truck fleet is a key initiative to reach this goal. We continue to manufacture our vans and expect to produce thousands of additional vans and trailers during the next year. This investment is expected to increase the number of rentable equipment days available to meet our customer demands and to reduce future spending on repair costs and equipment downtime. In fiscal 2007 we are working toward increasing our storage occupancy at existing sites, adding new affiliates and building new locations. We believe that additional occupancy gains in our current portfolio of locations can be realized in fiscal 2007. We will continue to add new storage affiliates through our eMove Storage Affiliate Program and plan for growth in this program in fiscal 2007. Additionally, we are developing new facilities that will increase our overall capacity in future years.

At RepWest, our plans to exit non U-Haul related lines are progressing. Additionally, RepWest will continue to provide loss adjusting and claims handling for U-Haul and will underwrite components of the Safemove, Safetow and Safestor protection packages to U-Haul customers.

At Oxford, the ratings upgrade by A.M. Best in October 2005 to B+ should support the expansion of its distribution capabilities.

AMERCO will hold its investor call for the fiscal year 2006 on Wednesday, June 14, 2006, at 9 a.m. Pacific Time. (12 p.m. Eastern). The call will be broadcast live over the Internet at www.amerco.com. To hear a simulcast of the call, or a replay, visit www.amerco.com.

Use of Non-GAAP Financial Information

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, the Company uses certain non-GAAP performance measures including adjusted earnings per share to provide a better understanding of the Company’s underlying operational results. The Company uses adjusted earnings per share to present the impact of certain transactions or events that management expects to occur only infrequently.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest do-it-yourself moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,400 locations in all 50 United States and 10 Canadian provinces, the Company has the largest consumer truck-rental fleet in the world, with over 93,000 trucks, 80,675 trailers and 33,500 towing devices.

U-Haul has also been a leader in the storage industry since 1974, with more than 377,000 rooms, approximately 33 million square feet of storage space at nearly 1,050 owned and managed facilities throughout North America.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-K for the year ended March 31, 2006, which is on file with the SEC.

Report on Business Operations
Listed on a consolidated basis, are revenues for our major product lines for the fourth quarter and the full year of fiscal 2006 and fiscal 2005.

	Quarter Ended Mar. 31,			Twelve Months Ended Mar. 31,
	2006	2005		2006	2005
			(In thousands)
Self-moving equipment rentals	$302,195	$290,526		$1,503,569	$1,437,895
Self-storage revenues	29,966	25,796		122,119	114,155
Self-moving and self-storage products and service sales	47,350	44,131		223,721	206,098
Property management fees	8,637	2,868		21,195	11,839
Life insurance premiums	28,783	29,701		118,833	126,236
Property & casualty insurance premiums	5,829	4,172		26,001	24,987
Net investment & interest income	14,221	10,579		53,094	56,739
Other revenue	9,001	6,486		38,094	30,172
Consolidated revenue	445,982	414,259		2,106,626	2,008,121

Listed below are revenues and earnings from operations at each of our four operating segments for the fourth quarter and the full year of fiscal 2006 and fiscal 2005
.

	Quarter Ended Mar. 31,			Twelve Months Ended Mar. 31,
	2006	2005		2006	2005
Moving and storage			(In thousands)
Revenues	$395,797	$367,696		$1,900,468	$1,791,667
Earnings from operations	16,547	(27,112)		292,774	165,985
Property and casualty insurance
Revenues	8,165	5,539		37,358	41,417
Earnings from operations	(583)	(6,065)		1,144	(14,814)
Life insurance
Revenues	36,673	36,990		148,080	159,484
Earnings from operations	4,576	(665)		13,933	2,065
SAC Holding II
Revenues	10,698	9,944		46,239	43,172
Earnings from operations	2,913	868		13,643	10,466
Eliminations
Revenues	(5,351)	(5,910)		(25,519)	(27,619)
Earnings from operations	(4,289)	4,298		(16,113)	3,294
Consolidated results
Revenues	445,982	414,259		2,106,626	2,008,121
Earnings from operations	19,164	(28,676)		305,381	166,996

AMERCO AND CONSOLIDATED ENTITIES
CONSOLIDATED BALANCE SHEETS
	Mar. 31, 2006	Mar, 31, 2005
Assets	(In thousands)
Cash and cash equivalents	$155,459	$55,955
Reinsurance recoverables & trade receivables, net	230,179	240,593
Notes and mortgage receivables, net	2,532	1,965
Inventories, net	64,919	63,658
Prepaid expenses	53,262	29,045
Investments, fixed maturities	695,958	635,178
Investments, other	209,361	345,207
Deferred policy acquisition costs, net	47,821	52,543
Other assets	102,094	84,895
Related party assets	270,468	252,666
Total	1,832,053	1,761,705
Property, plant and equipment, at cost;
Land	175,785	151,145
Buildings and improvements	739,603	686,225
Furniture and equipment	281,371	265,216
Rental trailers and other rental equipment	201,273	199,461
Rental trucks	1,331,891	1,252,018
SAC Holding II - PP&E	79,217	77,594
Subtotal	2,809,140	2,631,659
Less: Accumulated depreciation	(1,273,975)	(1,277,191)
Total property, plant and equipment	1,535,165	1,354,468
Total assets	3,367,218	3,116,173
Liabilities & stockholders’ equity
Liabilities:
Accounts payable & accrued expenses	$235,878	$237,134
AMERCO notes and loans payable	965,634	780,008
SAC Holding II notes & loans payable	76,232	77,474
Policy benefits & losses, claims &loss expenses payable	800,413	805,330
Liabilities from investment contracts	449,149	503,838
Other policyholders’ funds & liabilities	7,705	11,613
Deferred income	21,346	38,743
Deferred income taxes	108,092	78,124
Related party liabilities	7,165	11,070
Total liabilities	2,671,614	2,543,334
Stockholders’ Equity:
Series A common stock	929	929
Common stock	9,568	9,568
Additional paid-in-capital	367,655	350,344
Accumulated other comprehensive income	(28,902)	(24,612)
Retained earnings	773,784	665,593
Cost of common shares in treasury, net	(418,092)	(418,092)
Unearned employee stock ownership plan shares	(9,338)	(10,891)
Total stockholders’ equity	695,604	572,839
Total liabilities & stockholders’ equity	3,367,218	3,116,173

AMERCO AND CONSOLIDATED ENTITIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended March 31,
	2006	2005
	(In thousands, except share and per share amounts)
Revenues:
Self-moving equipment rentals	$302,195	$290,526
Self-storage revenues	29,966	25,796
Self-moving and self-storage products and service sales	47,350	44,131
Property management fees	8,637	2,868
Life insurance premiums	28,783	29,701
Property and casualty insurance premiums	5,829	4,172
Net investment and interest income	14,221	10,579
Other revenue	9,001	6,486
Total revenues	$445,982	$414,259

Costs and expenses:
Operating expenses	253,129	276,321
Commission expenses	36,338	34,238
Cost of sales	27,798	27,692
Benefits and losses	27,935	29,333
Amortization of deferred policy acquisition costs	6,455	4,497
Lease expense	35,726	35,965
Depreciation, net	39,437	34,889
Total costs and expenses	$426,818	$442,935

Earnings from operations	19,164	(28,676)
Interest expense	(16,809)	(19,210)
Litigation settlement	-	-
Pretax earnings	2,355	(47,886)
Income tax (expense)/benefit	(555)	18,286
Net earnings	1,800	(29,600)
Less: Preferred stock dividends	(3,240)	(3,240)
Loss available to common shareholders	$(1,440)	$(32,840)
Basic and diluted loss per common share	$(0.07)	$(1.57)
Weighted average common shares outstanding:
Basic and diluted shares	20,887,258	20,824,296

AMERCO AND CONSOLIDATED ENTITIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended March 31,
	2006	2005
	(In thousands, except share and per share amounts)
Revenues:
Self-moving equipment rentals	$1,503,569	$1,437,895
Self-storage revenues	122,119	114,155
Self-moving and self-storage products and service sales	223,721	206,098
Property management fees	21,195	11,839
Life insurance premiums	118,833	126,236
Property and casualty insurance premiums	26,001	24,987
Net investment and interest income	53,094	56,739
Other revenue	38,094	30,172
Total revenues	2,106,626	2,008,121

Costs and expenses:
Operating expenses	1,080,990	1,122,197
Commission expenses	180,101	172,307
Cost of sales	113,135	105,309
Benefits and losses	117,160	140,343
Amortization of deferred policy acquisition costs	24,261	28,512
Lease expense	142,781	151,354
Depreciation, net	142,817	121,103
Total costs and expenses	1,801,245	1,841,125

Earnings from operations	305,381	166,996
Interest expense	(69,481)	(73,205)
Fees on early extinguishment of debt	(35,627)	-
Litigation settlement	-	51,341
Pretax earnings	200,273	145,132
Income tax expense	(79,119)	(55,708)
Net earnings	121,154	89,424
Less: Preferred stock dividends	(12,963)	(12,963)
Earnings available to common shareholders	$108,191	$76,461
Basic and diluted earnings per common share	$5.19	$3.68
Weighted average common shares outstanding:
Basic and diluted shares	20,857,108	20,804,773

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE

Year Ended
March 31, 2006
(In thousands, except share and per share amounts)

AMERCO and Consolidated Entities
Earnings per common share basic and diluted	$5.19
Non-recurring refinancing charges, net of taxes	1.08
Earnings per common share basic and diluted before non-recurring refinancing charges	$6.27

Nonrecurring fees on early extinguishment of debt	$(35,627)
Income tax benefit	13,101
Nonrecurring fees on early extinguishment of debt, net of taxes	$(22,526)
Nonrecurring fees on early extinguishment of debt, net of taxes, per common share basic and diluted	$(1.08)
Weighted average shares outstanding: basic and diluted	20,857,108

Year Ended
March 31, 2005
(In thousands, except share and per share amounts)

AMERCO and Consolidated Entities
Earnings per common share basic and diluted	$3.68
Non-recurring litigation proceeds, net of taxes	(1.56)
Earnings per common share basic and diluted before non-recurring litigation proceeds	$2.12

Nonrecurring litigation proceeds	$51,341
Income tax expense	(18,853)
Nonrecurring litigation proceeds, net of taxes	$32,488
Nonrecurring litigation proceeds, net of taxes, per common share basic and diluted	$1.56
Weighted average shares outstanding: basic and diluted	20,804,773